SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-11(cc) or Rule 14a-12

GENETRONICS BIOMEDICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A

	(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$5.0 million based upon the sale price, which is subject to adjustment, for the sale of substantially all of the assets of the BTX Division

	(4)	Proposed maximum aggregate value of transaction: $5.0 million based upon the sale price, which is subject to adjustment, for substantially all of the assets of the BTX Division

	(5)	Total fee paid: $1,000

[X]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

(GENETRONICS BIOMEDICAL CORPORATION LOGO)

GENETRONICS BIOMEDICAL CORPORATION
11199 Sorrento Valley Road
San Diego, California 92121

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 20, 2002

To the Shareholders of Genetronics Biomedical Corporation:

Notice is hereby given that Genetronics Biomedical Corporation, a Delaware corporation, will hold a special meeting of shareholders on September 20, 2002 at 9:00 a.m., local time, at the Hyatt Aventine, 3777 La Jolla Village Drive, La Jolla, California 92122 for the following purposes:

1.	To consider and vote upon a resolution for the sale of substantially all of the assets of Genetronics’ operating division known as the BTX Instrument Division (“BTX”), other than its cash and accounts receivable, to ICN Biomedicals, Inc., a Delaware Corporation (“ICN”).

2.	To transact such other business as may properly come before the special meeting or at any adjournments or postponements thereof.

A Proxy Statement describing the matters to be considered at the special meeting is attached to this notice. Only shareholders of record at the close of business on August 5, 2002 are entitled to notice of, and to vote at, the special meeting and at any adjournments thereof. A list of shareholders entitled to vote at the special meeting will be located at the Genetronics office at 11199 Sorrento Valley Road, no later than August 30, 2002. That list will remain available for inspection at the Genetronics office until the special meeting, and will also be available for inspection at the special meeting, for any purpose relating to the meeting.

To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the special meeting. Since proxies may be revoked at any time, you may attend the special meeting and vote in person even if you have previously returned a proxy. THE GENETRONICS BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE ASSET SALE.

By Order of the Board of Directors,
/s/ Avtar Dhillon, M.D. Avtar Dhillon, M.D., President and Chief Executive Officer

San Diego, California
August 15, 2002

GENETRONICS BIOMEDICAL CORPORATION
PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 20, 2002

The Board of Directors of Genetronics Biomedical Corporation is furnishing this Proxy Statement to you in connection with its solicitation of proxies to be voted at its special meeting of shareholders to be held on September 20, 2002 at 9:00 a.m., local time, at the Hyatt Aventine, 3777 La Jolla Village Drive, La Jolla, California 92122 and at any adjournments or postponements thereof.

This Proxy Statement and the enclosed proxy are first being sent to shareholders on or about August 16, 2002.

At the special meeting, we will ask you to approve a proposal to sell substantially all of the assets of Genetronics’ operating division known as the BTX Instrument Division ("BTX" or the "BTX Division"), other than its cash and accounts receivable, to ICN Biomedicals, Inc. ("ICN"). The Board of Directors recommends that you vote in favor of the asset sale.

Except for procedural matters, we do not know of any matters other than those listed above that will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, we will vote your proxy on those matters as determined by the person identified on the proxy card as your proxy. The principal executive offices of Genetronics are located at 11199 Sorrento Valley Road, San Diego, California 92121 and the telephone number is (858) 597-6006.

YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION INCLUDED IN THIS PROXY STATEMENT AND ITS ATTACHMENTS BEFORE RETURNING YOUR PROXY.

The date of this proxy statement is August 15, 2002.

SUMMARY OF PROPOSED ASSET SALE
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND PROPOSALS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
PROPOSAL 1: APPROVAL OF THE BTX ASSET SALE
DESCRIPTION OF GENETRONICS AND ITS CURRENT BUSINESS
DESCRIPTION OF THE ASSET SALE
CERTAIN MATERIAL TERMS OF THE ASSET PURCHASE AGREEMENT
REASONS FOR ENGAGING IN THE ASSET SALE
BACKGROUND, PAST CONTACTS, AND NEGOTIATIONS
RECOMMENDATION OF THE BOARD OF DIRECTORS TO SHAREHOLDERS
VOTE REQUIRED FOR THE APPROVAL OF THE ASSET SALE
CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
ACCOUNTING TREATMENT OF THE ASSET SALE
UNITED STATES TAX CONSEQUENCES OF THE ASSET SALE
REGULATORY APPROVALS
OPINION OF FINANCIAL ADVISOR
EXHIBIT A
EXHIBIT B

SUMMARY OF PROPOSED ASSET SALE

The following summary highlights the material terms of the proposed sale of substantially all of the assets of the BTX Division (the “BTX Assets”) to ICN and our use of the proceeds. We have included page references to direct you to more complete information that appears elsewhere in this document. A copy of the Asset Purchase Agreement between Genetronics and ICN dated June 19, 2002 governing the asset sale is attached to this Proxy Statement as Exhibit A. You should read this Proxy statement, the Asset Purchase Agreement and the other documents attached to this proxy statement in their entirety to fully understand the asset sale and its consequences to you.

•	The Companies. Genetronics Biomedical Corporation, is a world leader in electroporation therapy with 216 patents issued, allowed, or pending. We utilize our proprietary electroporation technology for the targeted intracellular delivery of therapeutic materials, concentrating on drugs, vaccines, and gene therapy. In oncology, Genetronics has initiated Phase III clinical trials for the treatment of recurrent head and neck cancer. In gene therapy, Genetronics has several collaborations with major biotechnology and pharmaceutical companies for the delivery of therapeutic genes or vaccines using electroporation. See “Description of Genetronics and Its Current Business” beginning on Page 9.

ICN is a publicly-held global pharmaceutical company engaged in the manufacture, marketing and distribution of a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its therapeutic focus is on anti-infectives, including antivirals, dermatology and oncology.

•	Purchase Price. In exchange for substantially all of the BTX Assets other than cash and accounts receivable, ICN will pay Genetronics $4,500,000 at closing. The purchase price may be increased to a maximum of $5,000,000 based on: (1) sales of the BTX Division prior to December 31, 2002, and (2) the absence of any contingent liabilities not known as of the date of closing. Genetronics currently anticipates that the net proceeds from the sale of the BTX Assets will be approximately $4.2-4.7 million. See “Description of Asset Sale—Consideration to be Received in the Asset Sale” on Page 10.

•	Assets Transferred and Liabilities Assumed. Genetronics is selling substantially all of the assets of BTX other than cash and accounts receivable, including all of BTX’s machinery, equipment, work in process, contracts, agreements, licenses, customer lists and certain rights to intellectual property. ICN will assume certain obligations under the assumed customer contracts. ICN also is hiring substantially all of BTX’s staff and assuming or otherwise relieving Genetronics of certain employee obligations. See “Description of the Asset Sale — Assets Transferred and Liabilities Assumed” on Page 10.

•	Representations and Warranties. The Asset Purchase Agreement contains customary representations, warranties and covenants frequently included in similar transactions. Certain representations and warranties will survive closing. See “Certain Material Terms of the Asset Purchase Agreement — Representations and Warranties” on Page 10.

•	Conditions to the Transaction. ICN has the right not to enter into the transaction in the event that certain conditions are not satisfied prior to closing. For instance, Genetronics must obtain any necessary government approvals, the approval of the Toronto Stock Exchange, and the consent of all parties necessary to transfer and assign material contracts. Additionally, Genetronics must obtain shareholder approval for the sale of substantially all of the BTX Assets. Last, ICN and Genetronics must enter into a Transition Agreement coordinating the orderly transfer of the BTX business. If either party, however, decides not to go through with the sale of the BTX Assets, then it will owe the other party a breakup fee of either $100,000 or $200,000 depending on when it decides not to pursue the transaction. See “Certain Material Terms of the Asset Purchase Agreement — Conditions of the Transaction” on Page 11.

•	Indemnification. Genetronics has agreed to indemnify and hold ICN harmless from and after the closing date with respect to losses and claims against ICN arising from or related to (i) the failure by Genetronics to perform any covenant contained in the Asset Purchase Agreement, (ii) the breach by Genetronics of a representation or warranty or (iii) the failure by Genetronics to fulfill obligations related to the apportionment of liability. ICN has agreed to mutual indemnification obligations in favor of Genetronics.

•	Termination. The Asset Purchase Agreement shall be null and void if the stockholders of Genetronics do not approve the transaction prior to October 17, 2002. The Asset Purchase Agreement and related transactions are subject to termination by either ICN or Genetronics subject to the breakup fee discussed above in “Conditions to Transaction”.

•	Post-Closing Agreements. Genetronics has agreed that it will not, for a period of five years, enter into the research and diagnostics products business in the markets in which the BTX Division currently competes or in the markets in which ICN’s current research and diagnostic products business currently competes or will compete.

•	Opinion of Financial Advisor to Genetronics. On July 24, 2002, Seidman & Co., Inc., an independent financial advisor, delivered its oral opinion to Genetronics, and subsequently reaffirmed its opinion in writing on July 25, 2002, that, as of that date and based on and subject to the matters described in its written opinion, the consideration anticipated to be received by Genetronics as a result of the sale of substantially all of the BTX Assets is fair from a financial point of view to the holders of Genetronics common stock. See “Opinion of Financial Advisor” on Page 14. The written opinion of Seidman & Co., Inc. dated July 25, 2002, is attached to this Proxy Statement as Exhibit B. The Seidman & Co., Inc. opinion is directed to the Genetronics Board of Directors and does not constitute a recommendation to any shareholder as to any matter relating to the transactions described in this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

WHERE AND WHEN IS THE SPECIAL MEETING?

The special meeting will be held at 9:00 a.m. (local time), on September 20, 2002, at the Hyatt Aventine, 3777 La Jolla Village Drive, La Jolla, California 92122.

WHO MAY VOTE?

Holders of record of Genetronics’ common stock at the close of business on August 5, 2002 may vote at the meeting or any adjournment or postponement of the meeting. On August 5, 2002, 40,172,661 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote per share.

HOW DO SHAREHOLDERS VOTE?

You may vote by proxy or in person at the meeting. To vote by proxy, please complete, sign, date and return your proxy card in the postage-prepaid envelope that we have provided.

HOW DO PROXIES WORK?

Giving your proxy means that you authorize us to vote your shares at the special meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how to vote, we will vote your shares FOR the sale of substantially all of the assets of the BTX Instrument Division. We do not know of any other matters that will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, we will vote your proxy on those matters as determined by the person identified on the proxy card as your proxy.

HOW MAY A PROXY BE REVOKED?

You may revoke your proxy before it is voted by submitting a new proxy with a later date, or by providing written notice to such revocation to the Secretary of Genetronics at 11199 Sorrento Valley Road, San Diego, California 92121.

WHAT HAPPENS IF I CHOOSE NOT TO SUBMIT A PROXY OR TO VOTE?

If a shareholder does not submit a proxy or does not vote at the special meeting, it will have the same effect as a vote against approval of the sale of the BTX Assets.

WHAT IS A “QUORUM”?

In order to carry on the business of the meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of the holders of at least one-third of the votes entitled to be cast at the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares that your broker holds on your behalf in a nominee name, which is commonly referred to as holding your shares in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

HOW MANY VOTES ARE REQUIRED TO APPROVE THE SALE OF THE BTX ASSETS?

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote is necessary for approval of the sale of the BTX Assets. For this purpose, if you vote to “abstain” on this proposal , your shares will have the same effect as if you voted against the proposal. Broker non-votes also will have the same effect as a vote against the proposal. Accordingly, an abstention from voting or a broker non-vote on the proposal will have the same legal effect as a vote against the matter, even though the shareholder may interpret an abstention or broker non-vote differently.

WHO WILL TABULATE THE VOTES?

Persons appointed by the chairman of the special meeting to act as inspectors of election for the special meeting will tabulate the shareholder votes. The inspectors of election will count all shares represented and entitled to vote on the proposal, whether voted for or against the proposal, or abstaining from voting, as present and entitled to vote on the proposal.

WHO PAYS FOR THIS PROXY SOLICITATION?

The Board of Directors is soliciting your proxy. Genetronics will pay the expenses of soliciting proxies. We expect that legal and printing expenses will be our primary expenses in connection with the solicitation. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners. We will reimburse these persons for their reasonable expenses. We have also retained the firm, Morrow & Company, to assist us in the solicitation of proxies and we will pay them approximately $6,500 in fees plus expenses for their services.

WHAT ARE THE SHAREHOLDERS BEING ASKED TO APPROVE?

Each shareholder is being asked to vote in favor of a transaction in which substantially all of the assets of the BTX Division, other than its cash and accounts receivable, will be sold to ICN.

WHY HAS THE BOARD DECIDED TO SELL THE ASSETS OF THE BTX INSTRUMENT DIVISION?

The Genetronics Board of Directors has decided that it is in the best interests of the shareholders to sell the BTX Assets as soon as practicable. Genetronics has changed its business focus from developing and selling research instrumentation to focusing solely and specifically on developing delivery systems in the fields of oncology and gene therapy. The design, development and sale of research instrumentation does not further enhance our oncology and gene therapy delivery efforts and detracts from our ability to acquire and efficiently use capital and other resources. During its entire history, BTX has never earned sufficient cash to provide a revenue stream to adequately support our primary business goals. As a result, the Board of Directors has determined that the sale of BTX will generate significant capital to help fund our oncology and gene therapy delivery business and provide a more definitive and focused business objective for Genetronics.

WHAT WILL GENETRONICS RECEIVE IN EXCHANGE FOR THE BTX ASSETS?

In exchange for substantially all of BTX’s assets, other than cash and accounts receivable, ICN will pay $4.5 million and assume certain liabilities of Genetronics at closing. Genetronics may receive up to an additional $500,000 after December 31, 2002, based on: (1) the amount of revenue generated by BTX in fiscal year 2002; and (2) contingent liabilities not known at the time of execution of the definitive documents for the sale of the BTX Assets. Genetronics currently anticipates that the total proceeds after these adjustments will be approximately $4.2 – 4.7 million.

WHAT WILL THE SHAREHOLDERS RECEIVE IF THE ASSET SALE IS APPROVED?

There will be no distributions made to the shareholders as a result of the sale of the BTX Assets. All proceeds will be used to further the ongoing business of Genetronics. See “Risk Factors” on Page 7.

WHAT OTHER OPTIONS DID GENETRONICS CONSIDER BEFORE DECIDING TO SELL THE BTX ASSETS TO ICN?

Genetronics and its financial advisors, including Katan & Associates (“Katan”), explored a variety of strategic alternatives including attracting new capital to Genetronics, attempting to achieve profitability within the current capital structure, merger, and sale. With the assistance of Katan, Genetronics actively pursued transactions with a wide range of potential acquirers, initially without success. After reviewing its available alternatives, the Board of Directors directed the CEO and Katan to pursue an asset sale to one or more parties. Genetronics received three to four indications of interest and, after additional negotiations, concluded that a transaction with ICN represented the best approach to maximize shareholder value. Additionally, since deciding to pursue the asset sale, Genetronics has put plans in place to reduce expenses so that as much cash as possible will be available for continuing operations.

WHAT WILL OCCUR IF THE SALE TRANSACTION IS NOT APPROVED AND CONSUMMATED?

The Board of Directors does not believe that the long-term continued operation of Genetronics is feasible without additional capital. Therefore, if the sale of BTX Assets to ICN is not approved, Genetronics must either (i) pursue an infusion of capital though the offering of Genetronics securities (diluting the existing shareholders of Genetronics), or (ii) attempt to sell the BTX Assets to another purchaser on terms acceptable to the Board of Directors and the shareholders, or (iii) if no such transaction is completed within a reasonable amount of time, most likely Genetronics would have to file for protection under the Federal Bankruptcy Code or state insolvency proceedings. Given current market conditions, the Genetronics Board of Directors currently believes that the most likely alternative, if the shareholders do not approve the sale of the BTX Assets, is for the Genetronics to file under the protection of the Federal Bankruptcy Code. See “Risk Factors” on Page 7.

WHAT WOULD THE SHAREHOLDERS RECEIVE IN THE EVENT THAT GENETRONICS FILED FOR PROTECTION UNDER THE FEDERAL BANKRUPTCY CODE?

It is not possible to give an exact amount, if any, which would be received by the shareholders in the event Genetronics filed for bankruptcy protection. Genetronics may continue to operate under a Plan of Reorganization or the court may order a full liquidation; however, it is highly unlikely that bankruptcy proceedings would result in the shareholders receiving any monetary distributions.

WHAT ARE THE RISKS OF THE PROPOSED ASSET SALE?

In the event that the BTX Asset sale is approved by the shareholders and consummated, there is a possibility that the proceeds could be less than currently anticipated or that the proceeds would be spent more quickly than planned. The primary factors that could reduce the cash infusion or period of operations are: (1) the proceeds from the sale are subject to adjustment and could be less than currently anticipated; (2) the results of operations during the period prior to closing could require more cash than anticipated, and (3) the expenses and other obligations of Genetronics prior to the sale could be greater than currently anticipated. As a result, the amount of cash proceeds from the sale is difficult to predict with certainty and may be lower than the range predicted in this Proxy Statement. See “Risk Factors” on Page 7.

WHAT ARE THE FEDERAL TAX CONSEQUENCES OF THE ASSET SALE TO GENETRONICS?

Genetronics will likely be able to apply its tax loss carry forwards to offset any taxable gain. Consequently, Genetronics does not expect to pay any federal income taxes as a result of the BTX Asset sale.

AM I ENTITLED TO APPRAISAL OR DISSENTER’S RIGHTS?

No. Shareholders are not entitled to any dissenter’s or appraisal rights.

WHERE CAN I FIND MORE INFORMATION ABOUT GENETRONICS?

Genetronics is subject to the reporting requirements of the Securities Exchange Act and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy our reports, proxy statements and other information at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a world-wide web site on the Internet at http://www.sec.gov/ that contains reports, proxies, information statements, and registration statements and other information filed with the Commission through the EDGAR system.

The Company filed an annual report on Form 10-K with the Securities and Exchange Commission on April 1, 2002. Stockholders may obtain a copy of this report, without charge. Requests should be made to the Secretary of the Company at the Company’s address set forth below. The annual report is not incorporated into this proxy statement and is not considered proxy material.

If you want to contact Genetronics directly, you may do so at the following address:

Genetronics Biomedical Corporation
Attn: Investor Relations
11199 Sorrento Valley Road
San Diego, CA 92121
(858) 597-6006

You should rely only on the information contained in this Proxy Statement to vote on the proposal. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated August 15, 2002. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than this date. Neither the mailing of this Proxy Statement to our shareholders nor the completion of the asset sale will create any implication to the contrary.

RISK FACTORS

RISKS IF ASSET SALE IS NOT APPROVED

If the asset sale is not approved, Genetronics will continue to operate its BTX business unless and until it is able to negotiate another transaction that the Board of Directors believes is favorable to the shareholders and to Genetronics or until the Board of Directors concludes that filing under the protection of the Federal Bankruptcy Code is necessary to maximize shareholder value and to protect Genetronics. The Board of Directors currently does not believe that finding a transaction that improves shareholder value above and beyond the ICN transaction is likely, particularly since Genetronics could be required to pay ICN a break-up fee of either $100,000 or $200,000 prior to entering into a transaction with another buyer.

RISKS IF THE ASSET SALE IS APPROVED

The asset sale may not close. Even if the asset sale is approved by Genetronics’ shareholders, there is a risk that the sale will not close. The Asset Purchase Agreement contains numerous conditions to close. If one or more of these conditions is not satisfied or waived, the asset sale will not occur, and Genetronics’ shareholders will face the risks described above.

The amount of proceeds from the sale of assets could be less than currently anticipated. The amount of cash that will be available to Genetronics’ as a result of the sale is uncertain. While it currently is anticipated that Genetronics will receive net proceeds between
$4.2-4.7 million in connection with the asset sale, the actual amount received could, in fact, be lower. A number of events or factors could affect the total amount of proceeds received. Even seemingly small variations from the current expectations could have a material impact on the amount of proceeds received by Genetronics. Factors that could cause a reduction in the amount of proceeds include:

•	Unforeseen delays in the asset sale may occur. Genetronics’ monthly expenditures currently exceed its monthly revenues, and Genetronics will continue to incur expenses after the sale. Therefore, the longer the time period before the assets are sold, the more risk that Genetronics will run out of operating capital necessary for ongoing operations. Even small delays could have a material impact on Genetronics. See “Description of the Asset Sale” on Page 9.

•	The amount of proceeds from the asset sale could be less than currently anticipated. The net asset value of BTX’s assets may decline prior to closing. Genetronics may not be able to transfer some of the assets currently anticipated to be transferred. In addition, the purchase price is subject to adjustments relating to the financial performance of the BTX Division for the fiscal year 2002. As a result, the proceeds could be less than currently anticipated and even small decreases could have a material impact.

•	The amount of liabilities and expenses could be more than currently anticipated. Genetronics may incur or discover presently unknown claims, liabilities or expenses. Additionally, the actual sale expenses may vary from the level currently anticipated.

•	Any increase in liabilities or expenses will reduce the amount of cash available for Genetronics and even small increases could have a material impact on the business of Genetronics. See “Description of the Asset Sale” on Page 9.

•	The net proceeds could be affected by operating results through the date of closing. Genetronics will continue to operate BTX’s business until the asset sale is complete. Genetronics currently anticipates an operating loss for this period for Genetronics (not BTX). The risk factors related to the ongoing operations of Genetronics’ business, as described in the prior SEC filings of Genetronics, could cause its losses to be greater than currently anticipated. In addition, the announcement, planning, and execution of the asset sale could have a negative impact on operations.

FORWARD-LOOKING STATEMENTS

When used in this Proxy Statement, the words “estimate,” “project,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement. Actual results may differ materially from those contemplated in forward-looking statements and projections. Risks and uncertainties that may cause such differences include, but are not limited to, the ability of Genetronics to close the sale of the BTX Assets, the effects on Genetronics if the sale is not completed, the effect that a delay of the close of the sale might have on the proceeds from the sale or assets remaining after the sale, the ability of Genetronics to meet its operating and capital expenditure requirements in 2002 and remain a going concern, changes in Genetronics’ backlog including potential cancellation, delay or change in the scope of client contracts for research services, and other risk factors detailed in Genetronics’ Securities and Exchange Commission filings, including Genetronics’ Form 10-K for the year ended December 31, 2001 and Genetronics’ Form 10-Q for the quarter ended March 31, 2002.

Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Genetronics assumes no obligation to update such forward-looking statements or any projections to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements, except to the extent necessary to make such statements and projections not misleading.

PROPOSAL 1: APPROVAL OF THE BTX ASSET SALE

If the sale of the BTX Assets is approved, Genetronics intends to complete the sale of substantially all of the assets of BTX to ICN pursuant to the terms of the Asset Purchase Agreement. Following the sale of the BTX Assets to ICN, Genetronics will use the proceeds to fund clinical trials as well as continued operations in the areas of oncology and gene therapy. A detailed description of the asset sale, and related information is included in this Proxy Statement. Descriptions of the asset sale in this Proxy Statement are qualified in their entirety by reference to the Asset Purchase Agreement that is attached to this Proxy Statement as Exhibit A. Shareholders are encouraged to read the Asset Purchase Agreement in its entirety.

DESCRIPTION OF GENETRONICS AND ITS CURRENT BUSINESS

Genetronics is a drug and gene delivery company specializing in developing technology and hardware focused on electroporation. Electroporation is the application of brief, controlled pulsed electric fields to cells, which cause tiny pores to temporarily open in the cell membrane. Immediately after electroporation, the cell membrane is more permeable to drugs and other agents. The use of electroporation along with these other agents is called electroporation therapy.

Genetronics currently operates through two divisions: (i) the Drug and Gene Delivery Division, through which we are developing drug and gene delivery systems based on electroporation to be used in the treatment of disease and, (ii) the BTX Division, which develops, manufactures, and sells electroporation equipment to the research laboratory market.

The Drug and Gene Delivery Division focuses on the development of human-use equipment that is designed to allow physicians to use electroporation therapy to achieve more efficient and cost-effective delivery of drugs or genes to patients with a variety of illnesses, including cancer. Our proprietary electroporation drug and gene delivery system, the MedPulser® system, has been used with bleomycin, a chemotherapeutic agent, in clinical trials conducted in the United States, Australia, Europe and Canada for treatment of head and neck cancer, as well as melanoma, liver, pancreatic, basal cell and Koposi sarcoma cancers.

The BTX Division is a leader in the development and marketing of electroporation instruments and supplies, with more than 2,000 customers in universities, companies, and research institutions worldwide. The BTX Division produces an extensive line of electroporation instruments and accessories, including electroporation and cell fusion instruments, a monitoring device, and an assortment of electrodes and accessories. These instruments and accessories are used for research purposes only and are not used directly upon human subjects. Electroporation in research is commonly used for the transformation and transfection of all cell types, as well as for general molecular delivery at the cellular level. Transformation is a process by which the genetic material carried by an individual cell is altered by the incorporation of exogenous DNA into its genome. Transfection is the uptake, incorporation, and expression of exogenous DNA by eukaryotic cells.

We currently sell instrumentation and accessories in all states and territories of the United States and in over 47 foreign countries. The main distributors of our products in North America are VWR International and Fisher Scientific Company, two of the largest laboratory products suppliers in the United States. The BTX Division has 43 international distributors in 35 countries, of which VWR International is the main distributor in Europe.

All our business activities are conducted through a wholly owned subsidiary, Genetronics, Inc., a California corporation. A more complete description of our business and its recent activities can be found in the documents described on page 7. The principal executive office of Genetronics is located at 11199 Sorrento Valley Road, San Diego, California 92121.

DESCRIPTION OF THE ASSET SALE

Genetronics announced on June 19, 2002, that it had entered into an Asset Purchase Agreement to sell the BTX Assets to ICN. ICN is a publicly held, global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Upon the closing of the asset sale, Genetronics will assign and ICN will assume and agree to perform those obligations outstanding on or arising after the closing date relating to the operation of the BTX Division (including certain liabilities related to Genetronics’ employees).

Consideration to be Received in the Asset Sale. In exchange for the BTX assets, ICN will pay Genetronics $4,500,000 in cash at closing. ICN will pay Genetronics up to an additional $500,000 after December 31, 2002 based on:

•	Any indemnification obligations of Genetronics which may arise after the closing of the transaction; and

•	The revenues of BTX for fiscal year 2002. If BTX does not achieve $4.2 million in revenues, ICN will retain the amount of any shortfall in revenues up to a maximum of $200,000.

Assets Transferred and Liabilities Assumed. Genetronics is selling and transferring substantially all of the assets of BTX other than cash and accounts receivable, which includes all of BTX’s equipment, work-in-process, contracts, agreements, licenses, customer lists and rights to certain intellectual property. ICN will assume certain obligations under the assumed customer contracts. ICN also is hiring substantially all of BTX’s staff and assuming or otherwise relieving Genetronics of certain employee obligations. However, any obligation not expressly assumed by ICN pursuant to the Asset Purchase Agreement will remain the responsibility of Genetronics, which will include obligations related to any employee severance payments, change-in-control severance payments, worker’s compensation claims, stock options, taxes, liabilities related to the excluded assets and undisclosed or contingent liabilities, if any.

Operations after the Asset Sale. Upon closing of the sale of the BTX Assets, Genetronics will continue to operate as a drug and gene therapy and oncology company.

CERTAIN MATERIAL TERMS OF THE ASSET PURCHASE AGREEMENT

Representations and Warranties. The Asset Purchase Agreement contains customary representations and warranties from Genetronics to ICN relating to, among other things: (1) due organization and good standing; (2) corporate authority to enter into the Asset Purchase Agreement; (3) the accuracy of financial statements; (4) ownership of the BTX Assets; (5) absence of certain liabilities; (6) compliance with environmental and safety laws; (7) absence of material changes or events; (8) tax matters; (9) absence of liabilities related to employee benefit plans; (10) absence of litigation; (11) matters related to the amount and condition of the BTX Assets; and (12) matters related to contracts and commitments.

Conditions to the Transaction. The obligations of ICN to purchase the assets of Genetronics are conditioned on the fulfillment of the following: (1) the parties shall have entered into a Transition Agreement governing the transition of the BTX business; (2) ICN’s satisfactory completion of a due diligence review; (3) Genetronics shall have obtained all necessary government approvals, the approval of the Toronto Stock Exchange, and the consent of all parties necessary to transfer and assign material BTX contracts, and (4) Genetronics shall receive stockholder approval of the sale of the BTX Assets prior to 120 days after the execution of the Asset Purchase Agreement.

Indemnification. Genetronics has agreed to indemnify and hold ICN harmless from and after the closing date with respect to losses and claims against ICN arising from or related to (i) the failure by Genetronics to perform any covenant contained in the Asset Purchase Agreement, (ii) the breach by Genetronics of a representation or warranty or (iii) the failure by Genetronics to fulfill obligations related to the apportionment of liability. ICN has agreed to similar indemnification obligations for the benefit of Genetronics.

Termination. The Asset Purchase Agreement shall be null and void in the event that the stockholders of Genetronics do not approve the sale of the BTX Assets prior to October 17, 2002. The Asset Purchase Agreement and related transactions are subject to termination by either ICN or Genetronics subject to the breakup fee discussed above.

Post-Closing Agreements. Genetronics has agreed that it will not, for a period of five years, enter into the research and diagnostics products business in the markets in which the BTX Division currently competes or in the markets in which ICN's current research and diagnostics products business currently competes or will compete.

Operation of BTX after the Asset Sale. Because ICN will acquire all of BTX’s ongoing operations, upon completion of the sale BTX will not have any ongoing business operations under the Genetronics corporate entity.

REASONS FOR ENGAGING IN THE ASSET SALE

In reaching the decision to engage in the sale of the BTX Assets, the Genetronics Board of Directors considered a number of factors, including:

1.	Operating History and Financial Condition. The Board of Directors considered the current and historical financial condition and results of operations of BTX and Genetronics, as well as the prospects and strategic objectives of Genetronics, including the risks involved in achieving those prospects and objectives. Genetronics has experienced operating losses in each quarter since its inception and expects to continue to experience operating losses for the foreseeable future. Genetronics has limited resources available to meet its operating and capital expenditure requirements. Genetronics historically has funded its operating losses with cash reserves from equity offerings most recently in November 2001 and June 2002. Net losses for the year ended December 31, 2001 and six months ended June 30, 2002 were $6.4 million and $3.0 million respectively, and Genetronics had an accumulated deficit of $50.4 million at June 30, 2002. As of June 30, 2002, Genetronics had cash, cash equivalents and short term investments of $3.4 million. Genetronics believes that its existing cash and cash equivalents may not be sufficient to fund its operations throughout 2002 and 2003. The financial statements of Genetronics already have a “going concern” qualification, indicating that the Company may not have sufficient capital and other resources to continue as a going concern for twelve months.

2.	Strategic Alternatives. The Board considered a number of strategic alternatives in an effort to maximize shareholder value including attracting new capital to Genetronics, attempting to achieve profitability within the current capital structure and the sale of BTX assets. The Board did not believe that Genetronics was likely to attract significant new capital for BTX operations and further concluded that Genetronics would not likely survive as a going concern without additional capital. Of the options available, the Board concluded that the transaction with ICN represented the best option to maximize shareholder value and allow continuation of Genetronics as viable business entity.

3.	Market Conditions. The Board of Directors considered the effect of market conditions since the fall of 2001 on its ability to raise capital or complete another transaction. The market for raising capital, particularly for “micro cap” public companies has been very difficult. While the market could improve before Genetronics expends its available funds, the Board of Directors concluded that the risk of relying upon improved market conditions was not acceptable and decided to pursue the sale of the BTX Assets.

4.	Terms of the Transaction. The Board of Directors considered that ICN’s obligation to consummate the purchase is subject to a limited number of conditions. For instance, ICN does not need to obtain outside financing or shareholder approval before closing. The Board of Directors also considered the ability of ICN to complete the transaction quickly and the liabilities that it was willing to assume from Genetronics. The Board of Directors also considered the purchase price adjustments and the limited indemnification in assessing the anticipated proceeds.

5.	Fairness Opinion. The Board of Directors received a fairness opinion from Seidman & Co., Inc. with respect to the fairness, from a financial point of view, of the anticipated sale of the BTX Assets to ICN. Shareholders are urged to read the opinion; a copy is attached to the proxy as Exhibit B.

BACKGROUND, PAST CONTACTS, AND NEGOTIATIONS

In the fourth quarter of 2001, a number of matters affecting the ability of Genetronics to raise additional investment capital led the Board of Directors to consider hiring an investment banking firm to assist Genetronics in the sale of the BTX Division. These included capital constraints, low share price, potential AMEX listing compliance issues, limited interest in Genetronics by investment professionals and research analysts, and the pace of moving toward profitability. After interviewing a number of investment banks, Genetronics hired Katan & Associates (“Katan”) an investment banking firm, in January 2002 to assist Genetronics in seeking out a strategic partner or buyer for BTX.

The Board of Directors instructed Katan to begin contacting third parties regarding potential strategic transactions with Genetronics for the sale of the BTX Assets. Katan discussed the sale of the BTX Assets with numerous public and private companies. Approximately three to four of these companies subsequently agreed to enter into confidentiality agreements with Genetronics in order to obtain certain confidential information about Genetronics and BTX in order to evaluate a potential transaction. On March 15, 2002, the Board of Directors met and received an update from Katan regarding its progress to date. Genetronics representatives first met with potential purchasers beginning in March 2002.

From March through early May 2002, Genetronics received approximately three to four preliminary, informal indications of interest from potential purchasers. Informal discussions with each followed but, by the end of May 2002, those potential purchasers had concluded that they were not interested in pursuing a transaction on terms acceptable to the Board of Directors.

On April 29, 2002, the Board of Directors met and preliminarily discussed a variety of strategic options and received another update from Katan. The Board of Directors instructed management to further analyze these options, as well as projections for future operations, and instructed Katan to continue to contact potential purchasers regarding a transaction. The Board of Directors emphasized the urgency of Genetronics’ position given continuing operating losses, the lack of an interested partner, and potential liabilities. The Board of Directors concluded that Katan should work towards having any offers lined up as soon as practicable to enable the Board to compare them to other available alternatives.

On May 17, 2002, the Board of Directors met telephonically and discussed a variety of matters related to the potential transactions, including a potential offer by ICN to purchase the BTX Assets. The Board of Directors was updated on the status of potential discussions with each of the interested parties. The Board of Directors discussed each potential transaction and how each would impact the ongoing operations of Genetronics and the likelihood of closing a transaction and other economic factors with respect to each. The Board of Directors ultimately concluded, after additional discussion, that the ICN potential offer was most likely to maximize shareholder value and provide the best source of capital for Genetronics. The Board of Directors concluded that Genetronics should execute a letter of intent with ICN and proceed with due diligence and to take all necessary action to close the proposed asset sale.

From approximately May 17, 2002 through June 15, 2002, ICN conducted due diligence and negotiated with Genetronics to reach a definitive agreement. Meanwhile, Genetronics hired Seidman & Co., Inc. (“Seidman”) to analyze the transaction and to render a fairness opinion to the Board of Directors. At the May 17, 2002 meeting, the Board of Directors, after having determined that the sale of the BTX Assets to ICN was in the best interests of the shareholders and Genetronics, granted the authority to the President and CEO of Genetronics to proceed with all necessary action to consummate the sale of the BTX Assets to ICN.

Genetronics and ICN finalized and executed the Asset Purchase Agreement on June 19, 2002. Seidman delivered a written opinion to Genetronics on July 25, 2002.

RECOMMENDATION OF THE BOARD OF DIRECTORS TO SHAREHOLDERS

The Board of Directors has approved the BTX Asset sale, and the Asset Purchase Agreement. The Board of Directors believes that the BTX Asset sale is in the best interests of Genetronics and Genetronics’ shareholders and recommends that shareholders vote in favor of the asset sale.

VOTE REQUIRED FOR THE APPROVAL OF THE ASSET SALE

In order for Genetronics to sell the BTX Assets to ICN, holders of a majority of the common stock outstanding must vote to approve the sale of the BTX Assets.

CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

There are no known conflicts of interest regarding this transaction. Certain employees of BTX are optionees under Genetronics’ Stock Option Plan, and as such, will receive immediate vesting of options upon closing of this transaction. There are no known direct benefits to Genetronics directors/executive officers.

ACCOUNTING TREATMENT OF THE ASSET SALE

Under accounting principles generally accepted in the United States, upon consummation of the sale of the BTX Assets, Genetronics will remove the net assets sold from its consolidated balance sheet and record the gain or loss on the sale, net of transaction costs, severance and other related costs, including applicable state and federal income taxes, in its consolidated statement of income.

UNITED STATES TAX CONSEQUENCES OF THE ASSET SALE

Genetronics believes that the BTX Assets will be sold to ICN at approximately Genetronics’ book value for those assets. If, however, there is any gain upon the sale, Genetronics believes that it will be able to apply available tax loss carry forwards to offset any taxable income. Consequently, Genetronics does not expect that the asset sale will result in any taxes to Genetronics.

REGULATORY APPROVALS

The Toronto Stock Exchange must approve the sale of the BTX Assets prior to the closing of the transaction. Otherwise, Genetronics is not required to comply with any federal or state regulatory requirements or obtain approval from any federal or state agency in connection with the asset sale. Genetronics does not know whether ICN or any of its principals is required to comply with any such requirements or obtain approval from any such agencies.

OPINION OF FINANCIAL ADVISOR

In connection with its review and analysis of the proposed sale of the BTX Division of Genetronics, the Board requested Seidman to advise it and to render a written opinion as to the fairness from a financial point of view of the consideration anticipated to be received by Genetronics as a result of the proposed BTX asset sale. Genetronics selected Seidman to render an opinion in part because Seidman has substantial experience in transactions similar to the proposed transaction. The investment bankers at Seidman have regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

On July 24, 2002, Seidman rendered an oral opinion that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration anticipated to be received by the Genetronics as a result of the proposed transaction was fair, from a financial point of view. This opinion was reaffirmed in writing by a letter dated July 25, 2002 (the “Seidman Opinion”).

The full text of the Seidman Opinion is attached to this Proxy Statement as Exhibit B. The description of the opinion set forth in this section is qualified in its entirety by reference to the full text of the opinion. Genetronics shareholders are urged to read the Seidman Opinion in Exhibit B in its entirety.

THE SEIDMAN OPINION LETTER IS DIRECTED TO THE BOARD OF DIRECTORS OF GENETRONICS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION ANTICIPATED TO BE RECEIVED BY GENETRONICS AS A RESULT OF THE PROPOSED TRANSACTION. IT DOES NOT ADDRESS THE MERITS OF THE UNDERLYING BUSINESS DECISION OF GENETRONICS TO ENGAGE IN THE PROPOSED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GENETRONICS SHAREHOLDER AS TO HOW A SHAREHOLDER SHOULD VOTE AT THE GENETRONICS SPECIAL MEETING WITH RESPECT TO THE PROPOSED TRANSACTION OR ANY OTHER MATTER IN CONNECTION WITH THE PROPOSED TRANSACTION.

In connection with rendering its opinion as presented July 24, 2002, Seidman reviewed and analyzed, among other things, the following:

(1)	The Asset Purchase Agreement dated June 19, 2002;

(2)	Genetronics’ annual report on Form 10-K for period ended December 31, 2001 and Form 10-Q for the period ended March 31, 2002;

(3)	Other publicly available information concerning Genetronics and the trading markets for its common stock; and

(4)	Internal information and other data relating to Genetronics, its business and prospects, including forecasts and projections, provided to Seidman by management of Genetronics.

Seidman also spoke with certain of the officers and employees of Genetronics concerning its business and operations, assets, condition and prospects, and undertook other studies, analyses and investigations that it deemed appropriate. In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Seidman and Genetronics. Any estimates contained in the analyses performed by Seidman are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. In preparing the Seidman Opinion, Seidman assumed and relied upon the accuracy and completeness of the financial and other information used by it and it did not attempt independently to verify such information, nor did Seidman assume any responsibility to do so. Seidman assumed that Genetronics’ forecasts and projections provided to or reviewed by it have been reasonably prepared based on the best current estimates and judgment of Genetronics’ management as to the future financial condition and results of operations of Genetronics. Seidman did not express an opinion related to the forecasts or the assumptions on which they were based. Seidman also assumed that there were no material changes in Genetronics’ assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Seidman. Seidman did not make or obtain any independent evaluation of the estimates of anticipated proceeds to Genetronics from the disposition of assets or the liabilities and expenses to be incurred by Genetronics in connection with the sole of the BTX Division. Seidman did not visit or conduct a physical inspection of the properties and facilities of Genetronics, nor did it make or obtain any independent evaluation or appraisal of such properties and facilities. Seidman has also taken into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Seidman assumed the correctness of all legal advice rendered to Genetronics as to all legal matters related to Genetronics and BTX, the proposed transaction and related documents. Seidman has assumed that the proposed transaction will be completed in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

The Seidman Opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date of the opinion and does not address the fairness of the proceeds anticipated to be received by Genetronics as a result of the proposed transaction on any other date.

In connection with rendering its opinion, Seidman performed a variety of financial analyses, including those summarized below. These analyses were presented to Genetronics on August 12, 2002. The summary set forth below does not purport to be a complete description of the analyses performed by Seidman in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Seidman believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The financial forecasts furnished to Seidman and used by it in some of its analyses were prepared by the management of Genetronics. Genetronics does not publicly disclose financial forecasts of the type provided to Seidman in connection with its review of the proposed transaction, and as a result, these financial forecasts were not prepared with a view towards public disclosure. The financial forecasts were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such financial forecasts.

Historical and Projected Financial Analysis. Seidman reviewed certain historical and projected financial information for Genetronics. Seidman also reviewed the most recent Report of Independent Public Accountants in which Genetronics’ auditors noted that certain matters raise substantial doubt about the company’s ability to continue as a going concern. Seidman noted that Genetronics had generated losses from operations in each of the last five fiscal years and that management expected that Genetronics would continue to generate losses from operations. Seidman also reviewed management’s projected financial results, which indicated that Genetronics would not have sufficient cash resources to continue operations for the next twelve months. Seidman judged this analysis as supporting fairness since Genetronics’ capital resources did not appear adequate to continue to fund losses from operations and support the BTX Division.

Historical Trading and Implied Premium Analysis. Seidman reviewed the historical stock market performance of Genetronics common stock. This analysis indicated that the current trading price for a share of Genetronics common stock was $0.36 and that the prices paid for a share of Genetronics common stock during the last 52 weeks ranged between $0.96 and $0.35. Seidman also reviewed the recent stock price performance of Genetronics common stock over various time periods ended on June 18, 2002 (the day prior to announcement of the proposed transaction).

Selected Publicly Traded Comparable Companies Analysis. Using publicly available information, Seidman most recently reviewed the stock prices, as of July 23, 2002, and selected market trading multiples of the following companies: Bio-Rad Laboratories, Inc., Caliper Technologies Corp., Cepheid, Inc., Ciphergen Biosystems, Inc., Harvard Bioscience, Inc., Molecular Devices Corp., Novitron International, Inc., Transgenomic, Inc., which are collectively referred to in this section as the “Comparable Companies.” Seidman believes these companies are engaged in lines of business that are generally comparable to that of BTX. The financial information reviewed by Seidman included market trading multiples exhibited by the Comparable Companies with respect to their 2002 trailing 12 months financial performance. Due to BTX’s lack of meaningful historic profit and loss data, the specific multiples available for comparison to the multiples implied by the proposed transaction for BTX were limited to price/ revenues and price/book.

     The table following provides a summary of these comparisons.

	LOWEST VALUE	HIGHEST VALUE

Price / Revenues	.50x	6.72x
Price / Book	.67x	3.99x

Seidman noted that the multiples for the subject BTX transaction implied by the proposed transaction represented substantial discounts to the multiples at the high end of the range of the Comparable Companies, although the multiples at the low end clearly indicate fairness.

Selected Comparable Acquisitions Analysis. Using publicly available information, Seidman reviewed the purchase prices and multiples paid in selected mergers and acquisitions involving companies, which it deemed relevant in evaluating the proposed transaction. Seidman reviewed the acquisition of four comparable companies over the last four years, which are collectively referred to in this section as the “Acquisition Comparables.” The financial information reviewed by Seidman included the purchase prices and multiples paid by the acquiring company in relationship to of the acquired company’s financial results over the twelve months preceding the announcements of the proposed acquisitions. Given the unavailability of operating data, the acquisition multiples focused on price/latest year’s revenues and price/latest year’s book value. In particular, only price/sales and price/book ratios were available. The table below summarizes the results of this analysis:

	LOWEST VALUE	HIGHEST VALUE

Price / Revenues	2.284x	3.483x
Price / Book	1.70x	30.050x

Seidman noted that the multiples implied by the proposed transaction represented substantial discounts to the multiples of the Acquisition Comparables. Seidman noted that this result did not support fairness. Seidman noted, however, that BTX (i) lacked adequate resources to assure its competitive position in the marketplace, and (ii) was of small size relative to the Acquisition Comparables. Seidman also noted that the limited number of transactions for which financial information was available limited the usefulness of this analysis as a basis for comparison to the proposed transaction.

No company or transaction used in the analyses described in this section under “Selected Publicly Traded Comparable Companies Analysis” and “Selected Comparable Acquisitions Analysis” is identical to BTX. Accordingly, an analysis of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of BTX or companies to which they are being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable acquisition or company data. In addition, in performing such analyses, Seidman relied on projections prepared by research analysts at established securities firms which may or may not prove to be accurate.

Discounted Cash Flow Analysis. Using certain projected financial information supplied by Genetronics for calendar years 2002 through 2006, Seidman calculated the net present value of free cash flows of BTX using discount rates ranging from 16% to 20%. Seidman’s estimate of the appropriate discount rate was based on the Ibbotson cost of capital build up methodology. Seidman also calculated the terminal value of BTX in the year 2006 based on projected long term growth of free cash flow, employing the Gordon Growth Model, and discounting to present value the continuing stream of income into the future. This analysis resulted in a range of values for BTX indicated in the table below.

BTX Division of Genetronics	LOWEST VALUE	HIGHEST VALUE

Calculated Total Equity Value	$2,790,806	$4,013,579

Inherent in any discounted cash flow valuation is the use of a number of assumptions, including the accuracy of projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis. Seidman judged this analysis as supporting fairness because the anticipated proceeds to Genetronics for the sale of BTX is in excess of the range of values generated by this analysis.

Leveraged Buyout Analysis. Seidman attempted to apply a leveraged buyout analysis to the projected financial information supplied by Genetronics. However, the indicated scenario at any reasonable derived multiple of projected 2002 ebitda (earnings before interest, taxes, depreciation and amortization), resulted in a positive valuation which is less than that otherwise being offered for BTX, thereby indicating fairness.

Genetronics and Seidman entered into a letter agreement dated June 24, 2002 relating to the services to be provided by Seidman in connection with the proposed transaction. Genetronics agreed to pay Seidman a total fee of $26,000, $8,666.66 payable immediately following its signing of the letter agreement, $8,666.66 payable following the delivery of the Seidman Opinion, and $8,666.66 payable upon rendering of the fairness opinion and completion of the fairness documentation. All out-of-pocket expenses are included in the fee stated above. Genetronics also agreed to indemnify Seidman against certain liabilities relating to or arising out of its engagement, including liabilities under the securities laws.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the disposition of the BTX Instrument division in accordance with the Asset Purchase Agreement dated June 19, 2002 between Genetronics and ICN.

The pro forma consolidated balance sheet gives effect to the proposed transactions as if they had occurred on June 30, 2002. The pro forma consolidated statements of operations for the nine months ended December 31, 2001 and for the six months ended June 30, 2002 were prepared as if the proposed transactions had occurred on April 1, 2001.

The pro forma consolidated financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if all of the events as described above had occurred on the first day of the respective periods presented, nor is it necessarily indicative of our future operating results or financial position.

Genetronics Biomedical Corporation
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
Six Months Ended June 30, 2002

		Disposition
	As reported	Adjustments	Pro Forma

REVENUE
Net sales	$1,763,749	$(1,763,749)	$0
License fee and milestone payments	14,441		14,441
Government grants	0		0
Revenue under collaborative research and development arrangements	31,000		31,000

Total revenue	1,809,190	(1,763,749)	45,441

EXPENSES
Cost of sales	748,725	(748,725)	0
Research and development	1,354,175	(96,455)	1,257,720
Selling, general and administrative	2,718,876	(910,565)	1,808,311

Total operating expenses	4,821,776	(1,755,745)	3,066,031

(Loss) income from operations	(3,012,586)	(8,004)	(3,020,590)
Other income (expenses)
Interest income	16,854		16,854
Interest expense	(3,391)		(3,391)
Foreign exchange loss	0		0

Net (loss) income	$(2,999,123)	$(8,004)	$(3,007,127)

Net (loss) income per share — basic and diluted	$(0.08)		$(0.08)
Shares used in calculation of earnings per share
Basic	36,587,411		36,587,411
Diluted	36,587,411		36,587,411

Genetronics Biomedical Corporation
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
Nine Months Ended December 31, 2001

			Disposition
	As reported	Adjustments	Pro Forma

REVENUE
Net sales	$3,017,747	$(3,017,747)	$0
License fee and milestone payments	981		981
Government grants	0		0
Revenue under collaborative research and development arrangements	109,669		109,669

Total revenue	3,128,397	(3,017,747)	110,650

EXPENSES
Cost of sales	1,322,763	(1,322,763)	0
Research and development	2,325,045	(246,624)	2,078,421
Selling, general and administrative	5,928,502	(1,956,406)	3,972,096

Total operating expenses	9,576,310	(3,525,793)	6,050,517

(Loss) income from operations	(6,447,913)	508,046	(5,939,867)
Other income (expenses)
Interest income	98,865		98,865
Interest expense	(10,742)		(10,742)
Foreign exchange loss	0		0

Net (loss) income	$(6,359,790)	$508,046	$(5,851,744)
Unrealized gain on short-term investment/reclassification of loss	(2,152)		(2,152)

Comprehensive loss	$(6,361,942)	$508,046	(5,853,896)

Net (loss) income per share — basic and diluted	$(0.19)		$(0.17)
Shares used in calculation of earnings per share
Basic	33,759,404		33,759,404
Diluted	33,759,404		33,759,404

Genetronics Biomedical Corporation
Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
As of June 30, 2002

		Disposition
	As Reported	Adjustments (1)	Pro Forma

Assets
Current
Cash and cash equivalents	$1,429,288	$5,000,000	$6,429,288
Short term investments	1,989,241		1,989,241
Accounts receivable, net	858,581		858,581
Inventories	755,238	(755,238)	0
Prepaid expenses and other	21,943		21,943

Total current assets	5,054,291	4,244,762	9,299,053
Fixed assets, net	492,979	(58,001)	434,978
Other assets, net	2,333,308		2,333,308

Total assets	$7,880,578	$4,186,761	$12,067,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued expenses	$1,020,977	$330,000	$1,350,977
Current portion of obligations under capital leases	21,741		21,741
Deferred revenue	140,578		140,578

Total current liabilities	1,183,296	330,000	1,513,296
Obligations under capital leases	9,664		9,664
Deferred rent	36,875		36,875

Total liabilities	1,229,835	330,000	1,559,835
Shareholders’ equity
Common Stock, $0.001 par value	40,173		40,173
Additional paid-in-capital	53,264,755		53,264,755
Special warrants	3,890,853		3,890,853
Receivables from executive/shareholders for stock purchase	(82,638)		(82,638)
Cumulative translation adjustment	(101,557)		(101,557)
Accumulated deficit	(50,360,843)	3,856,761	(46,504,082)

Total shareholders’ equity	6,650,743	3,856,761	10,507,504

Total liabilities and shareholders’ equity	$7,880,578	$4,186,761	$12,067,339

(1)	Includes accrual of $330,000 for estimated closing costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of June 30, 2002 with respect to the beneficial ownership of Genetronics’ common stock by (i) all persons known by Genetronics to be the beneficial owners or more than 5% of the outstanding common stock of Genetronics, (ii) each director of Genetronics, (iii) each executive officer of Genetronics named in the Summary Compensation Table in our most recent Report on Form 10-K and (iv) each associate of any of the foregoing persons.

	Amount of Nature of
	Beneficial	Percent of Class of
	Ownership of Shares	Shares of Common
Beneficial Owner of Shares of Common Stock[1]	of Common Stock[2]	Stock[3]

Activest Investmentgesellschaft mbh[4]	2,500,000	6.22%
Arabellastr. 27 81925 Muenchen, Germany

Newton Investment Management Ltd.[5]	2,817,457	7.01%
71 Queen Victoria St London, EC4V4DR United Kingdom

Lois J. Crandell[6]	2,804,388	6.90%

Gunter A. Hofmann[7]	2,804,388	6.90%

Aran Asset Management SA8	2,148,700	5.27%
Alpenstrasse 11 6304 Zug, Switzerland

Johnson & Johnson Development Corporation[9]	2,242,661	5.58%
One Johnson & Johnson Plaza New Brunswick, New Jersey

Smallcap World Fund Inc.[10]	2,810,000	6.97%
333 South Hope Street 55th Floor Los Angeles, CA90071

Dr. Avtar Dhillon[11]	404,166	1.00%

James L. Heppell[12]	254,300	0.63%

Gordon J. Politeski[13]	220,000	0.54%

Felix Theeuwes[14]	242,000	0.60%

Grant W. Denison, Jr.[15]	25,000	0.06%

Tazdin Esmail[16]	145,000	0.36%

Terry Gibson	0	0.00%

Martin Nash	457,461	1.14%

Dietmar Rabussay	197,250	0.49%

William K. Dix[17]	89,000	0.22%

Brook Riggins[18]	136,250	0.34%

Peter Kies	0	0.00%

Babak Nemati[19]	97,000	0.24%

Mervyn J. McCulloch	0	0.00%

All Executive Officers and Directors as a group[20] (14 persons)	2,267,427	5.44%

*	Less than 1%

[1]	This table is based upon information supplied by officers, directors and principal stockholders. Except as shown otherwise in the table, the address of each stockholder listed is in care of our company at 11199 Sorrento Valley Rd., San Diego, California 92121.

[2]	Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

[3]	Shares of common stock subject to options or warrants exercisable within 60 days of June 30, 2002 are deemed outstanding for computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 40,172,661 shares of our common stock outstanding as of June 30, 2002, plus warrants and options exercisable into common stock within 60 days of June 30, 2002.

[4]	In our previous filings, Foreign & Colonial Bank, an institutional investor based in London, England, was listed as the beneficial owner of 3,450,000 shares. Until November of 2001, Foreign & Colonial Bank was under a management contract to manage a biotech investment fund on behalf of Activest. It is our understanding that the contract expired in November 2001 and was not renewed. As a result, Activest has taken control of the fund and has become the beneficial owner of the 2,500,000 shares held as of March 1, 2002. We have been advised that the individual who directs the investment and voting decisions for the shares owned by Activist is Dr. Joerg Blumentrath.

[5]	We have been advised that the individual who directs the investment and voting decisions for the shares owned by Newton Investment Management Ltd. is Stuart Eaton.

[6]	Includes 209,825 shares of common stock issuable pursuant to options exercisable within 60 days of June 30, 2002. Also includes 2,115,199 shares and options owned by Gunter A. Hofmann, Ms. Crandell’s husband. Ms. Crandell disclaims beneficial ownership of Dr. Hofmann’s shares.

[7]	Includes 232,000 shares of common stock issuable pursuant to options exercisable within 60 days of June 30, 2002. Also includes 689,189 shares and options owned by Lois J. Crandell, Dr. Hofmann’s wife. Dr. Hofmann disclaims beneficial ownership of Ms. Crandell’s shares.

[8]	Includes 635,000 shares of common stock issuable pursuant to warrants exercisable within 60 days of June 30,2002. We have been advised that the individual who directs the investment and voting decisions for the shares owned by Aran Asset Management is Michael Thalmann.

[9]	We have been advised that the individual who directs the investment and voting decisions for the shares owned by Johnson & Johnson Development Corporation is Roy Cosan.

[10]	Includes 120,000 shares of common stock issuable pursuant to warrants exercisable within 60 days of June 30, 2002. We have been advised that the individual who directs the investment and voting decisions for the shares owned by Smallcap World Fund Inc. is Mark Denning.

[11]	Includes 309,722 shares of common stock issuable pursuant to warrants and options exercisable within 60 days of June 30, 2002.

[12]	Includes 235,000 shares of common stock issuable pursuant to options exercisable within 60 days of June 30, 2002.

[13]	Includes 220,000 shares of common stock issuable pursuant to options exercisable within 60 days of June 30, 2002.

[14]	Includes 170,000 shares of common stock issuable pursuant to options exercisable within 60 days of June 30, 2002.

[15]	Includes 25,000 shares of common stock issuable pursuant to options exercisable within 60 days of June 30, 2002.

[16]	Includes 145,000 shares of common stock issuable pursuant to options exercisable within 60 days of June 30, 2002.

[17]	Includes 77,500 shares of common stock issuable pursuant to option exercisable within 60 days of June 30, 2002. Mr. Dix’s employment ended on July 31, 2002.

[18]	Includes 76,250 shares of common stock issuable pursuant to option exercisable within 60 days of June 30, 2002.

[19]	Includes 97,000 shares of common stock issuable pursuant to options exercisable within 60 days of June 30, 2002. Mr. Nemati’s employment ended on January 7, 2002.

[20]	Includes 1,529,222 shares of common stock issuable pursuant to options exercisable within 60 days of June 30, 2002.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

     Our bylaws require that, for business to be properly brought by a stockholder before an annual meeting, notice must be delivered or mailed by the stockholder and received by the company not less than 120 calendar days prior to the one year anniversary of the date the company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except if we did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than thirty days from the date of the previous year’s meeting, then the deadline is reasonable time before we begin to print and mail our proxy materials.

     All stockholders proposals that are intended to be presented at the 2003 annual meeting of the stockholders of the company must be received by the company at our offices at 11199 Sorrento Valley Road, San Diego, California 92121-1334, ATTN: Corporate Secretary no later than November 18, 2002 for inclusion in the Board of Directors; proxy statement and form of proxy relating to the meeting. Any stockholder who intends to present a proposal at the company’s 2003 annual meeting of stockholders without requesting the company to include such proposal in the company’s proxy statement must notify the company no later than February 6, 2003, of his, her or its intention to present the proposal. Otherwise, the company may exercise discretionary voting with respect to such stockholder’s proposal pursuant to authority conferred on the company by proxies to be solicited by the Board of Directors of the company and delivered to the company in connection with the meeting.

TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

     Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors
/s/ Avtar Dhillon

Avtar Dhillon, President and Chief Executive Officer

August 15, 2002

GENETRONICS BIOMEDICAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. Avtar Dhillon, President and Chief Executive Officer and a director of the Company and James L. Heppell, Chairman of the Board and a director of the Company and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Genetronics Biomedical Corporation held of record by the undersigned as of August 5, 2002, at the Annual Meeting of Stockholders to be held on September 20, 2002, or any adjournment thereof.

1.	To approve the sale of substantially all of the assets of the BTX Division to ICN Biomedicals, Inc.

[ ]	FOR

[ ]	AGAINST

[ ]	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(CONTINUED AND TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE COMPLETION OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE BTX DIVISION TO ICN BIOMEDICALS, INC. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership, please sign in partnership name by authorized person.

Dated:

, 2002

Signature

Signature if held jointly

Print Name

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR MAIL BY FIRST-CLASS MAIL TO:

Genetronics Biomedical Corporation 11199 Sorrento Valley Road San Diego, CA 92121-1334 ATTN: Colleen Di Noto